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FOR IMMEDIATE RELEASE                     CONTACT: Charles D. Christy
                                                   Chief Financial Officer
                                                   (810) 237-4200
                                                   Charlie.Christy@cbcf-net.com
                                          CONTACT: Stephen C. Schlott
                                                   SVP and Treasurer
                                                   (810) 766-7854
                                                   Steve.Schlott@cbcf-net.com
                                          TRADED:  NASDAQ
                                          SYMBOL:  CBCF
JUNE 30, 2003


                          CITIZENS BANKING CORPORATION
                  ANNOUNCES TRUST PREFERRED SECURITIES OFFERING

FLINT, MICHIGAN --- Citizens Banking Corporation (Nasdaq: CBCF) today announced that it has sold approximately $25 million of trust preferred securities as part of a pooled transaction. The securities, which are considered Tier 1 capital for regulatory purposes, have a floating rate initially set at 4.16% and mature in 30 years. We are permitted to call the securities after five years from the date of issuance. The net proceeds of the offering will be available for general corporate purposes.

The trust preferred securities have not been registered and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 182 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.